Exhibit 4.13

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Comprehensive credit line contract

Number: 0304202310074726

Debtor (A): Xiamen Pop Culture Co., Ltd.: Unit 836, No. 5, Muhu Road, Huli District, Xiamen City, Fujian Province

Creditor (Party B): Xiamen International Bank Co., Ltd. - Xiamen First Branch

Residence: Units 1A1B.2A.2B, Xingang Square, No. 10, North Hubin Road, Sishi District, Xiamen City

Important Note: This contract is negotiated and entered into by the borrower and lender on an equal and voluntary basis in accordance with relevant laws and regulations. All contract terms are a true representation of the intentions of both parties. To fully protect the borrower’s legal rights, the lender specifically requests the borrower to carefully read the contract terms, especially the bolded parts, and pay full attention to their content. If there are any doubts or uncertainties, please consult with the borrower, professional institutions, or professionals in a timely manner.

After discussions among all parties, Party B agrees to provide the following comprehensive credit line to Party A for use. To clarify the economic responsibilities of all parties, this contract is specially signed as follows:

1. Total amount of the quota: (Currency, capitalization) RMB 6 million in full (CNY 6,000,000. 00)

2. Validity period of the quota: The validity period of this quota starts from October 8, 2023 and ends on October 8, 2026. At the end of the validity period of the quota, the unused credit limit will automatically become invalid.

3. Loan Interest Rate and Interest Collection (Simple Interest)

3.1 The loan interest rate shall be handled in accordance with the method of -3. 1. 1 below. The loan interest rate value under this contract is the tax-inclusive price including value-added tax.

3.1.1 The loan under this contract adopts a uniform fixed interest rate. The loan interest rate is a fixed value of 4.5% (annual interest rate). This fixed value is the same rate among national banks as of the end of business on the working day before the date of signing of this contract by Party B.

The one-year loan market quotation rate (LPR) announced by the Interbank Lending Center was set at 1. 05% plus, and this fixed value will not be adjusted during the contract period.

3.1.2 (Applicable to RMB overdraft) Overdraft interest rate (annual interest rate) is: _/.

3.1.3 (Applicable to the payment of letters of credit, guarantees and acceptance bills under loans denominated in RMB) Advance interest rate (annual interest rate): ___.

3.2 Interest calculation and collection

3.2.1 Interest shall be calculated from the actual disbursement date of Party A and be dealt with in accordance with one of the following methods (1):

(1) (Applicable to loans denominated in RMB, US dollars, euros, Japanese yen, and Swiss francs) Interest payable = Actual disbursement amount × Loan interest rate (annual interest rate) × Number of days of usage: 360

(2) (Applicable to loans denominated in pounds and Hong Kong dollars) Interest payable = Actual disbursement amount × Loan interest rate (annual interest rate) × Number of days of usage: 365

(3) (Applicable to discounting of RMB) Discount interest = Face amount of the bill × Discount days × Discount interest rate (annual interest rate) ÷ 360

(4) (Applicable to RMB overdraft) Overdraft interest = Overdraft balance × Overdraft interest rate (annual interest rate) 360, (where the Overdraft balance is calculated based on the balance at the end of business each day; if the interest rate changes during the interest calculation period, it should be calculated separately)

(5) Others:                                      /

3.2.2 Interest payment shall be handled in accordance with the second method below:

(1) (Applicable to foreign currency loans, not applicable to discounts or overdrafts) During the validity period of this contract, Party B collects loan interest on a quarterly basis, and the interest payment date is the last day of the last month of each quarter. When Party A settles all loans under a certain promissory note, it shall simultaneously settle all the interest of the loans under that promissory note.

(2) (Applicable to RMB loans, not applicable to discounts or overdrafts) During the validity period of this contract, Party B collects loan interest on a quarterly basis, and the interest payment date is the 21st day of the last month of each quarter. When Party A settles all loans under a certain promissory note, it shall simultaneously settle all the interest of the loans under that promissory note.

(3) (Applicable to RMB overdraft) Party B collects the overdraft interest on a monthly basis, and the interest payment date is the last day of each month.

(4) (Applicable to RMB discounting) It is collected when Party B pays the discount funds to Party A.

(5) Others:

4, Usage of Quota:

The quota under this contract can be used for item (1) below. Without the written consent of the creditor, the debtor shall not misappropriate the loan under this quota for other purposes. Meanwhile, the debtor undertakes and guarantees that the loan funds under this contract shall not flow into the securities market or futures market in any form, shall not be used for investments such as stocks, bonds, futures, financial derivative products and asset management products, shall not be used for investments such as fixed assets and equity capital; shall not be used for the development of real estate projects or in the real estate field, nor shall they be used for any form of house purchase and repayment of housing mortgage loans or other real estate mortgage loans; shall not be used for money laundering and terrorist financing; and shall not be used for other purposes prohibited or restricted by laws and regulations.

(1) Working capital turnover

(2) Opening letters of credit and payment under letters of credit

(3) Packing loan under letter of credit

(4) Opening of letters of guarantee and payment under letters of guarantee

(5) Opening bank acceptance bills and payments under bills

(6) Export forfaiting

(7) Overdraft

(8) Bill discounting

(9) Foreign exchange trading

(10) Others:                                      /                       M

5 Quota Usage:

5.1 Party A shall open a transaction account with Party B. Every disbursement of Party A shall be processed through its transaction account with Party B.

5.2 During the validity period of the quota, Party A shall submit a written application to Party B two banking business days in advance for each disbursement. Party B has the right to unilaterally decide whether to grant Party A the use of this quota. After being reviewed and approved by Party B, Party A may use this quota. For any reason, if Party B does not consent to Party A’s use of this quota or the issuance of loans, Party A has no right to request the use of this quota or request Party B to issue loans.

5.3 During the validity period of the credit limit, the amount, term and purpose of each credit grant shall be based on the corresponding business vouchers (including but not limited to borrowing receipts, relevant business vouchers issued unilaterally by Party B, etc.).

5.4 The total balance of the quota under each sub-purpose of the quota limit shall not exceed the total amount of the quota limit.

5.5 During the validity period of the quota, Party A can reuse this quota in a cycle.

5.6 (Applicable only to working capital loans) For the outward payment of loan funds, the following first 5.6.1 method shall be adopted:

5.6.1 Entrusted Payment by the Lender. Party A entrusts Party B to transfer the loan funds disbursed to Party A’s account to the trading counterpart of Party A that complies with the purposes stipulated in this contract. Party A shall bear all legal and economic responsibilities arising from this entrustment.

In any of the following circumstances under this contract, the lender’s entrusted payment method shall be adopted in principle: (1) When Party A and Party B establish a new credit business relationship and the credit status of Party A is average; (2) When the payee is clear and the single payment amount reaches 20% of the total amount of this contract; (3) Other circumstances identified by Party B.

5.6.2 Independent Payment by the Debtor. After the loan funds are disbursed to the Account of Party A by Party B, Party A shall independently pay them to the trading counterparties of Party A as stipulated in this contract. Party A shall report the actual disbursement of the loan funds to Party B within one month after each disbursement and provide corresponding contracts and other materials as evidence. Otherwise, Party B has the right to suspend the disbursement of funds by Party A.

5.7 (Applicable only to working capital loans) During the loan payment process, if Party A’s credit status deteriorates, or the profitability of its main business is weak, or the use of loan funds is abnormal, the external payment method of this loan funds shall be fully adjusted to the methods listed in 5.6.1. Party B has the right to suspend the disbursement and payment of loan funds.

5.8 (Applicable only to the opening of letters of credit and the payment under letters of credit) If Party A utilizes this credit limit to apply for the opening of letters of credit to the outside party, it shall deliver to Party B the letter of credit guarantee equivalent to % of the amount applied for the opening of letters of credit before the application date of the letter of credit as the pledge guarantee for the external payment under the letter of credit, granting Party B the first priority of repayment. With the consent of Party B, if Party A utilizes this credit limit to open letters of credit to the outside party, the payment period of the opened letter of credit can exceed the maturity date of this credit limit. The specific payment period shall be subject to the specific letter of credit record. If Party A fails to make the payment of the letter of credit on schedule, Party B has the right to actively deduct the above-mentioned guarantee and has the right to actively utilize the loan under this credit limit for the payment of the letter of credit. If Party B actively utilizes the loan under this credit limit, the specific loan amount and term shall be determined solely by Party B, and in this case, it is not necessary for Party A to submit the loan receipt. Party A shall bear all obligations under this contract arising therefrom. If Party B utilizes the loan of Party A under this credit limit directly to pay the letter of credit payment as agreed in this article, even if the utilization time of Party B exceeds the maturity date of this credit limit, the utilized loan shall still be regarded as the debt owed by Party A to Party B under this credit limit.

5.9 (Applicable only to the application for opening letters of guarantee and payments under letters of guarantee) If Party A occupies this credit limit, Party A shall apply to Party B for

For the outward opening guarantee letter, a guarantee deposit equivalent to _% of the amount of the applied guarantee letter shall be delivered to Party B before the application date as a pledge guarantee for the outward payment under the guarantee letter, granting Party B the first priority of repayment. In the event that the beneficiary of the guarantee requests Party B to fulfill the guarantee liability, Party B has the right to actively deduct the guarantee deposit under the guarantee letter and has the right to actively utilize the loan under this credit line to directly disburse the claim under the guarantee letter. In the event that Party B actively utilizes the loan under this credit line, the specific loan amount and term shall be determined solely by Party B, and in this case, no borrowing slip submitted by Party A is required. Party A shall bear all obligations under this contract arising therefrom. The payment act of Party B shall not be affected by the disputes between Party A and the beneficiary of the guarantee letter regarding the underlying contract. Party A shall bear the liability for repaying all amounts incurred due to the performance of the payment under the guarantee letter, foreign bank charges (if any), incidental charges (if any), litigation fees (if any), etc.

5.10 (Applicable only to packaged loans) During the validity period of this quota, when Party A handles each packaged loan, a letter of credit (hereinafter referred to as the “pledged letter of credit”) issued from abroad and recognized and accepted by Party B shall be used as pledge. The amount of each packaged loan of Party A shall not exceed 70% of the amount of the pledged letter of credit, the term shall not exceed three months, and shall not exceed the validity period of this quota.

5.11 (Applicable only to the application for opening bank acceptance bills and payments under the bills) If Party A utilizes this credit limit to apply for the opening of bank acceptance bills by Party B, it shall deliver to Party B the acceptance guarantee equivalent to % of the face amount of the acceptance bill before the application date for opening the bill. This is used as a pledge guarantee for external payments under the acceptance bill, granting Party B the first priority of repayment. With the consent of Party B, if Party A utilizes this credit limit to open bank acceptance bills, the maturity date of the bank acceptance bills opened may exceed the maturity date of this credit limit. The specific maturity date shall be subject to the specific record on the face of the bank acceptance bill. If Party A fails to pay the bill payment on schedule, Party B has the right to actively deduct the guarantee under the acceptance bill and has the right to actively use the loan under this credit limit to directly pay the bill payment. If Party B actively uses the loan under this credit limit, the specific loan amount and term shall be determined solely by Party B, and in this case, Party A is not required to submit a loan receipt. Party A shall bear all obligations under this contract arising therefrom. If Party B uses the loan of Party A under this credit limit directly to pay the acceptance bill payment as agreed in this article, even if the time of Party B’s use exceeds the maturity date of this credit limit, the loan used shall still be regarded as the debt owed by Party A to Party B under this credit limit.

5.12 (Applicable only when the annual review is passed but there is still a balance of “non-loan ” under the original quota) Party A occupies the quota under the “-/ Contract” numbered as / of both Party A and Party B, and applies to Party B (Please fill in the sub-quota purpose of the balance other than “loan” under the original quota, for example: )

For opening letters of guarantee, letters of credit, bank acceptance bills, foreign exchange trading, etc. (for external purposes), if the balance of this quota has not been settled when this contract comes into effect, it shall be directly transferred to the quota balance under this contract.

5.13 (Applicable only to situations where multi-contract credit limit aggregation control is required) The balance of the credit limit occupied by Party A under this credit limit shall not exceed the total balance of the credit limit occupied by Party A under the “/ Contract” numbered as / of Party B (fill in the amount in both capitalized and lowercase) (exchange rate converted as /).

5.14 (Applicable only to overdrafts) The maximum term of each overdraft shall not exceed / days and shall not exceed the validity period of the credit limit of this contract. The minimum amount of the overdraft shall be no less than (currency) / (amount in both capitalized and lowercase).

And the overdraft amount should be an integer of (currency) /, (amount in capitalized letters) /

Double.                                      /                      -☒

5.15 Others:

6 Repayment of Principal and Interest

6.1 Party A shall repay the principal and interest of the loan in full and on time as stipulated in this contract. Party A authorizes Party B to actively transfer the loan principal, interest, penalty interest, compound interest, penalty fee and other fees (if any) stipulated in this contract from the funds in the account opened by Party A in each branch of Xiamen International Bank Co., Ltd. Such funds can be in the original loan currency or in other currencies equivalent to the original loan currency.

6.2 If the funds in Party A’s account are insufficient to cover the principal, interest and other expenses (if any) due under this contract, Party B has the right to determine the order of disbursement.

6.3 Early Repayment:

(1) Party A shall obtain the prior written consent of Party B if it repays all or part of the outstanding loan before the maturity date.

(2) When making an early repayment, Party A shall simultaneously settle all the loan principal, interest and all other expenses (if any) due as of the date of early repayment as stipulated in this contract.

6.4 (Applicable only to working capital loans) Party A shall designate a dedicated funds collection account and promptly provide Party B with the information on the inflow and outflow of funds in this account.

6.5 (Applicable only to packaged loans) Party A shall repay the loan as scheduled in accordance with the maturity date stipulated in each application for packaged loans. The packaged interest shall be settled along with the principal. Party B has the right to directly deduct the payment or forfaiting funds under each pledged letter of credit to repay the corresponding packaged loans.

6.6 (Applicable only to forfaiting) Party A shall repay the loan on schedule in accordance with the maturity date of each forfaiting document. Party B has the right to directly deduct the payment under each forfaiting document to repay the corresponding forfaiting loan.

Whether the forfaiting loan is due or not, the forfaiting interest is settled along with the principal.

6.7 (Applicable only to discounting) Repayment of discounted principal and interest: The discount interest shall be directly deducted by Party B on the discount date. After the bills under this contract are discounted by Party B, Party B shall have all the documentary rights of the bills. When the bills mature, Party B shall directly collect the bill payment from the acceptor. In case of any reason resulting in the rejection of the bills or Party B fails to receive the full amount of the bill payment on time when the bills mature, Party B may directly deduct the amount of the bills that have not been redeemed and the interest and other fees (if any) during the delay in collection from the account of Party A. Party B shall have the right of recourse against Party A and its predecessors in accordance with the law. If the discounted bills are rejected by the acceptor due to being counterfeit bills, cloned bills or other reasons, Party A shall unconditionally refund the face amount of the discounted bills to Party B.

7, Guarantee:

To guarantee the performance of Party A’s obligations under this contract, Party A shall provide legal and valid guarantees to Party B in the manner specified in Article 7.1 below.

7.1 Weiliya and Huang Zhuoqin (hereinafter referred to as the “Guarantors”) provide a full and joint guarantee for the repayment of all debts owed by Party A to Party B under this contract (the guarantee contract is attached separately).

7.2 To provide mortgage guarantee for the repayment of all debts owed by Party A to Party B under this contract (hereinafter referred to as the “mortgagor”) by mortgaging the property located in __________which is owned by the mortgagor, and grant Party B the first priority of repayment (the mortgage contract is attached separately).

7.3 The deposit of Party A in Party B (hereinafter referred to as “Pledgor A”) (currency) - / (amount in both capitalized and lowercase) / and its interest shall be provided as pledge guarantee for the settlement of all debts owed by Party A to Party B under this contract, granting Party B the first priority of settlement (the pledge contract is attached separately).

7.4 The guarantee deposit (currency) delivered by Party A to Party B (hereinafter referred to as “Pledgor B”) in the amount of / (in both capitalized and lowercase) / and its interest shall provide pledge guarantee for the settlement of all debts owed by Party A to Party B under this contract, and confer the first priority of settlement right to Party B (The pledge contract is attached separately)

7.5 The stocks/equity and their dividends owned by 7.5 (hereinafter referred to as “Pledgor C”) of one (fill in the company name) of (fill in the number of stocks or equity ratio) stocks/ equity of this contract provide pledge guarantee for the settlement of all debts owed by Party A to Party B under this contract, and confer the first priority of settlement to Party B. (The pledge contract is attached separately)

7.6 This contract is based on the irrevocable standby letter of credit issued by the bank (hereinafter referred to as the “issuing bank”) in favor of Party B for the total amount of (currency) / (amount in words and figures) / Under the same item, the repayment of all debts owed by Party A to Party B shall be provided with joint guarantee. If Party A fails to repay the debts in full and on schedule as stipulated in this contract, Party B has the right to claim the debts owed by Party A from the issuing bank in accordance with the conditions stipulated in the letter of credit.

7.7 The Party A shall provide pledge guarantee for the settlement of all debts owed by the Party A to the Party B under this contract by pledging the receivable accounts of the Party A from / (fill in the company name) not less than / (currency) / (amount in both capitalized and lowercase) / and the corresponding collection funds. After the receivable accounts are collected, they shall first be used to repay the loan principal, interest, penalty interest, compound interest and other expenses (if any) owed by the Party A to the Party B, or be directly deposited into the Party A’s account with the Party B and converted into pledged deposit for guaranteeing the settlement of the debts owed by the Party A to the Party B under this contract. The Party A shall guarantee that its deposit account with the Party B is the sole receiving account for the receivable accounts.

7.8 Other guarantee conditions:                                       /

4. Other conditions:

8.1 In any of the following circumstances, Party A shall promptly notify Party B and implement the settlement and guarantee of the debt as required by Party B.

(1) Changes in the company’s articles of association, business scope, registered capital, domicile, legal representative (person in charge), and equity changes;

(2) Severe difficulties arise in production and operation, financial conditions deteriorate, production is suspended, business is closed, dissolved, liquidated, placed on suspension for rectification, business license is revoked, organization is dissolved or bankruptcy is filed;

(3) Involving or potentially involving major economic disputes, litigation, arbitration, or the property being lawfully sealed, frozen, seized or supervised;

(4) Board members and current senior management personnel are suspected of being involved in major cases or economic disputes or have been given administrative penalties by the relevant departments;

(5) Causing liability accidents due to violations of relevant laws, regulations, regulatory provisions or industry standards related to food safety, work safety, environmental protection, etc. , which have occurred or may have an adverse impact on its performance of obligations under this contract;

(6) Other major adverse events that affect solvency occur.

8.2 During the validity period of this contract, if Party A experiences circumstances such as capital reduction, contracting, leasing, shareholding system reform, joint venture, merger, takeover, division, joint venture, equity transfer, foreign investment, substantive increase in debt financing, application for business suspension and rectification, application for dissolution, application for bankruptcy, etc., which are sufficient to affect the realization of Party B’s creditor’s rights, Party A shall notify Party B in writing 30 days in advance and obtain Party B’s consent, and implement the debts as required by Party B.

Liquidation and guarantee.

8.3 Party A shall provide Party B with financial accounting materials, production and operation status materials and relevant textual explanations on a quarterly basis. Party A shall actively cooperate and consciously accept the inspection and supervision of Party B on its production and operation, financial activities and the usage of loans under this contract.

8.4 Party A shall obtain the written consent of Party B if it provides any debt guarantee, mortgage, pledge or other form of guarantee to any person that may affect the settlement of Party B’s creditor’s rights.

8.5 Party A shall truthfully declare the purpose of each loan to Party B and undertake to abide by all the agreements regarding the purpose of the loan as stipulated in Article 4 of this contract.

8.6 Party B has the right to inspect and understand the loan payment management, capital application, and capital recovery situation of Party A. Party A shall cooperate with Party B in the monitoring of Party A’s relevant accounts. Party A shall actively cooperate and facilitate the inspection, understanding, and account monitoring of Party B.

8.7 (Applicable only for packaging purposes) During the validity period of this quota, Party A shall also abide by the following when handling packaging loans:

(1) The export documents submitted by Party A shall be consistent with the requirements of the terms of the pledged letter of credit, and the documents shall be consistent with each other and the documents themselves.

(2) If the issuing bank of the pledged letter of credit requests to modify or revoke the letter of credit to Party A, Party A shall reply with modification or revocation after obtaining the written consent of Party B; and such modification or revocation shall not affect the interests of Party B.

(3) If Party A fails to fulfill the pledged letter of credit, Party A shall repay the packaging loan with other sources of funds or provide other collateral or guarantee approved by Party B.

(4) If Party A fails to repay the packing loan with the export payment under the pledged letter of credit, Party A shall pay a non-negotiation fee of 1.25% of the loan repayment amount in the original loan currency to Party B.

(5) During the packaging and disbursement period, Party A shall provide Party B with inventory, production and operation conditions as required by Party B. Party B has the right to supervise the procurement, production, inventory, shipment and settlement of product raw materials under the pledged letter of credit.

8.8 (Applicable only to credit lines granted to group customers) Party A shall promptly inform Party B in writing of the situation of related transactions equivalent to more than 10% of its net assets, including: the affiliation relationship of the parties involved in the transaction; the transaction items and nature of the transaction; the amount of the transaction or the corresponding proportion; pricing policies (including transactions without an amount or only a symbolic amount).

8.9 (Applicable only to the discount of accepted bills) All the bills, documents, materials and vouchers provided by Party A to Party B for the bill discount business under this contract are true, complete, accurate and valid.

Party A guarantees that the bills of exchange applied for discount are true, legal and valid, obtained through legal channels, and there is a genuine commercial transaction relationship between Party A and the issuer or the previous holder.

8.10 (Applicable to the domestic guarantee and foreign loan business under the mode of applying for a standby letter of credit issued by the creditor to the outside) Party A shall deposit the pledged deposit listed in Article _/ of this contract into the account opened by Party A with Party B before _/year/ month/ day_. And Party A shall fully utilize this quota within five working days after Party B completes the validity procedures of the quota under this contract; otherwise, Party B has the right to cancel this quota.

8.11 (Applicable only to guaranteed credit lines) In the event that the guarantor under this contract suspends production, closes down, has its registration cancelled, has its business license revoked, is revoked, goes bankrupt, or suffers from operating losses, and partially or completely loses the guarantee capacity corresponding to this loan, Party A shall promptly provide other guarantees recognized by Party B.

8.12 (Applicable only to mortgage or pledge guaranteed credit lines) In the event of a decrease in the value of the loan collateral or pledged property under this contract, accidental damage or loss, or the seizure, freezing, seizure, expropriation, inclusion in the demolition scope or occurrence of ownership disputes of the mortgage or pledge under this contract, Party A shall promptly notify Party B and provide other guarantees recognized by Party B.

9 Statements and Guarantees:

Party A makes the following representations and warranties to Party B, and the following representations and warranties shall always be valid during the validity period of this contract:

9.1 It is an enterprise legal person or organization lawfully established in accordance with the laws of the place of registration, having the qualification to operate the business stipulated in its business license, documents or articles of association in the place of registration or the place of main business, and possessing the qualification of the debtor entity.

9.2 The execution of this contract has obtained all necessary authorizations or approvals. The execution and performance of this contract do not violate the company’s articles of association or the provisions of relevant laws and regulations, and are not in conflict with any other contracts that have been signed or are being performed.

9.3 Operate in accordance with laws and regulations, have a good credit record, and have no bad records such as credit default or evasion of bank debts.

9.4 There is a sound organizational structure and financial management system. No major violations or disciplinary violations occurred during the production and operation process in the recent year, and the current senior management personnel have no major bad records.

9.5 Ensure that the purpose of this credit limit is legitimate and legal.

9.6 All the documents, materials, reports and vouchers provided by Party A to Party B for the business under this contract are true, complete, accurate and valid, without any false records, material omissions or misleading statements. The financial reports provided to Party B are prepared in accordance with the currently effective laws, regulations and financial accounting standards. The financial reports are true, accurate, complete and valid in all material respects, fairly reflecting the financial position of Party A at the end of the relevant accounting period and the operating results during that period. And since the latest financial reporting cut-off date, the financial position of Party A has not undergone any material adverse changes.

9.7 No matters that have occurred or are occurring and may affect Party B’s financial condition and solvency have been concealed from Party B, such as those involving mediation, arbitration, litigation, enforcement, and disciplinary violations or illegal incidents that may endanger Party B’s rights and interests.

9.8 There are no ongoing litigation, arbitration, other administrative proceedings or claims events that may affect Party A’s execution or performance of this contract and the settlement of debts under this contract.

9.9 Party A has carefully read this contract and fully understood and accepted the content of this contract. Party A’s signature and performance of this contract are voluntary and all the expressions of intention are true.

10. Default event:

In any of the following circumstances, it shall constitute a breach of contract by Party A, and Party B has the right to take various breach of contract handling measures as stipulated in this contract:

10.1 Party A violates the terms of this contract or contravenes any statement, guarantee or commitment under this contract

10.2 In any of the following circumstances, the Party A’s enterprise has occurred or may affect the performance of the Party A’s obligations under this contract:

(1) Any other debt fails to be settled after its maturity (including being declared due in advance), or the obligation under other agreements is not fulfilled or violated;

(2) The deterioration of financial indicators such as profitability, solvency, operational capacity and cash flow has occurred or may have an adverse impact on Party A’s performance of the obligations under this contract. Among them, the asset-liability ratio is higher than /: Other indicators: _

(3) Major adverse changes occur in brand, customers, marketing channels, etc. , or major adverse changes occur in equity structure, production and operation, and foreign investment;

(4) Assets are seized, frozen, detained or subject to compulsory enforcement;

(5) Involving or likely to involve major economic disputes, litigation or arbitration;

(6) Being filed and investigated or punished by judicial authorities or administrative law enforcement authorities such as tax authorities, industry and commerce authorities, and administrative management authorities in accordance with the law;

(7) Abnormal changes in the legal representative, actual controller, major investors, key management personnel, or their personal affairs, involvement in major cases, property preservation measures taken on major assets, investigation by judicial authorities due to suspected illegal or criminal acts, restrictions on personal freedom, or other events that prevent them from performing their duties normally;

(8) Suspension of business, dissolution, liquidation, suspension for rectification, revocation of business license, revocation or application for bankruptcy

(9) Causing liability accidents due to violations of relevant laws, regulations, regulatory provisions or industry standards related to food safety, work safety, environmental protection, etc.

(10) Other circumstances that may adversely affect the realization of Party B’s rights under this contract.

10. 3 In the event that the guarantor (i. e. , guarantor, mortgagor, or pledgeor) under this contract undergoes the following circumstances and Party A fails to provide a new guarantee that complies with Party B’s requirements separately, it shall be regarded as a breach of contract by Party A:

(1) The guarantor violates the provisions of the guarantee document, or its credit status deteriorates, or other events that weaken the guarantee capacity occur;

(2) The mortgagor violates the terms of the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may or has decreased significantly, or the insurance of the mortgaged property is interrupted or revoked, or other events that may damage Party B’s mortgage rights occur;

(3) The pledgor violates the stipulations of the pledge documents, or the value of the pledged property has decreased or may decrease significantly, or other events that may damage Party B’s pledge rights occur;

(4) Failure to go through the registration and filing procedures for external guarantees with the relevant institutions as stipulated by laws and regulations;

(5) Changes in the guarantee under this contract that are unfavorable to Party B’s creditor’s rights have occurred (including but not limited to those guaranteed by the equity of the target enterprise or the target assets, and Party A fails to comply with the agreement in the equity of the target enterprise / target )

After the transfer of assets, the guarantee registration procedures shall be promptly handled. n the case of a n reverse contract, Party B has the right to take various default handling measures listed in this Party A shall not provide any other guarantee recognized by Party B separately. contract.

(1) Providing false materials or concealing important operating and financial facts;

(2) Unilaterally changing the original purpose of credit granting without the consent of Party B, misappropriating the loan or using the loan for illegal or irregular transactions;

(3) Utilizing false contracts with related parties to discount or pledge creditor’s rights such as notes receivable and accounts receivable without an actual trade background to obtain funds or credit lines;

(4) Refuse to accept the supervision and inspection by Party B regarding the usage of its credit line and related business and financial activities;

(5) In cases of major mergers, acquisitions, reorganizations, etc., Party B deems that it may affect the credit security;

(6) Intending to evade or nullify Party B’s creditor’s rights through related transactions.

10.5 (Applicable only to overdraft business) If Party A has an overdue overdraft for one time within the validity period of the quota; or the production and operation and capital structure deteriorate and a financial crisis occurs; or any of the aforementioned situations occurs before its overdraft settlement account with Party B is sealed and frozen by an external agency, it shall be regarded as a violation of this contract by Party A, and Party B has the right to take various default handling measures listed in this contract.

1 1. Default Handling:

In the event of any default event stipulated in this contract, Party B has the right to take one or more of the following measures, and Party A has no objection to this:

11.1 Reduce, suspend or terminate this quota, or shorten the validity period of the quota.

11.2 The disbursement of loans under this contract shall be suspended.

11.3 In the event of early recovery of the issued loan, it is advisable to declare all outstanding amounts due immediately, regardless of their due date, and require Party A to immediately repay all debts owed to Party B under this contract.

11.4 For the interest that Party A fails to pay on schedule (including all the interest payable to Party B for all or part of the loan that matures ahead of schedule, penalty interest, compound interest, etc.), in addition to continuing to pay, Party A shall also pay compound interest separately to Party B from the date when the interest is due. The interest rate of the compound interest shall be implemented in accordance with the overdue penalty interest rate listed in Article 11.5.

11.5 For the loan principal that is overdue for repayment (including all or part of the loan principal that expires in advance for Party B), overdue interest shall be collected from the date of overdue loan principal in accordance with the overdue penalty interest rate stipulated in this contract. The overdue penalty interest rate is the sum of the following two items: (1) The loan interest rate stipulated in Article 3. 1 of this contract; (2) 50% of the loan interest rate stipulated in Article 3. 1 of this contract.

11.6 If Party A uses the loan for purposes other than those stipulated in the contract, it shall, from the date of misappropriation, pay a penalty to Party B for the misappropriated portion of the loan until the principal and interest are fully settled. The penalty rate shall be 100% of the loan interest rate stipulated in Article 3.1 of this contract.

11.7 For the overdue loan principal for more than three months (inclusive), Party A shall, in addition to calculating and paying the interest in accordance with the interest rate stipulated in Clauses 3. 1, 11.4 and 11.5 of this contract and the relevant provisions of this contract.

In addition to the various interest, penalty interest and compound interest overdue, a delay performance fee shall be paid separately to Party B from the date when the overdue period of the loan principal expires for three months. The calculation formula of the delay performance fee is: The total debt amount (including but not limited to loan principal, interest, penalty interest, compound interest, etc.) owed by Party A under this contract as calculated on the date when the loan principal is overdue for three months * (multiplied by) L.

11.8 Have the right to exercise the guarantee rights.

11.9 Have the right to request Party A to re-provide the guarantee recognized by Party B.

11.10 If the breach of this contract occurs and Party B adopts judicial recourse to enforce the creditor’s rights, Party A shall bear all expenses incurred by Party B in enforcing the creditor’s rights (including but not limited to litigation fees, attorney fees, property preservation fees, travel expenses, enforcement fees, valuation fees, auction fees, etc.).

11.11 If Party A fails to repay the principal, interest, penalty interest, compound interest and other payable items of the loan due (including those declared to be due in advance) as agreed, Party B has the right to deduct the corresponding funds from all the local and foreign currency accounts of Party A opened with Party B or other branches of Xiamen International Bank Co., Ltd. for settlement until all the payable items of Party A under this contract are fully settled. If the deducted funds are inconsistent with the currency of this contract, they shall be settled after being converted according to the exchange rate announced by Party B.

11.12 (Applicable only to letters of credit, acceptance, and guarantees) For the bills accepted by Party B or the letters of credit, guarantees, and release guarantees for goods, etc. opened by Party B within the term of this contract, Party B has the right to request Party A to increase the amount of the guarantee deposit, or transfer the funds of Party A in other accounts opened by Party B to the guarantee deposit account as the guarantee for the future external payment of such funds under this contract.

12. Transfer of Rights and Obligations

12.1 Party B has the right to transfer all or part of its rights under this contract to a third party without obtaining the consent of Party A. After the transfer of the creditor’s rights, the transferee acquires the accessory rights related to the creditor’s rights.

12.2 Without the written consent of Party B, Party A shall not transfer all or part of its rights and obligations under this contract.

13. Effectiveness, Amendment and Termination

13.1 This contract shall come into effect as of the date when the authorized signatories of Party A and Party B sign (or affix their seals) and the official seal of the respective units. The validity period of this contract shall last until Party A pays off all the loan principal, interest and penalty under this contract to Party B.

It shall terminate upon the termination of interest, compound interest, penalty and other fees (if any) stipulated in this contract.

13.2 Any modification to this contract shall be made in writing after mutual consultation by both parties. The modified terms or agreements shall form part of this contract and have the same legal effect as this contract. The original terms shall remain valid until the modified part takes effect.

13.3 The modification and termination of this contract shall not affect the right of each contracting party to claim compensation for losses. The termination of this contract shall not affect the validity of the relevant dispute resolution provisions.

14. Application of Law and Dispute Resolution

The conclusion, validity, interpretation, performance and settlement of disputes of this contract shall be governed by the laws of the People’s Republic of China (excluding the laws of the Hong Kong and Macao Special Administrative Regions and Taiwan region). All disputes and disputes arising from or related to this contract shall be settled through consultation between Party A and Party B. If the consultation fails, the dispute shall be under the jurisdiction of the people’s court where Party B is located.

During the litigation period, the terms of this contract that do not involve the disputed part shall still be performed.

15. Others

15.1 The guarantee documents, specific business vouchers (including but not limited to loan receipts, relevant business vouchers issued unilaterally by Party B, etc.) and other legal documents related to this contract are all integral parts of this contract.

15.2 The failure of Party B to exercise or partially exercise or delay in exercising any right under this contract shall not constitute a waiver or modification of such right or any other right, nor shall it affect its further exercise of such right or any other right.

15.3 The invalidity or unenforceability of any provision of this contract shall not affect the validity and enforceability of the other provisions, nor the validity of the entire contract.

15.4 The invalidity of all or part of this contract shall not affect the validity of the guarantee clause.

15.5 The terms “related party”, “related party relationship”, “related party transaction”, “major investor individual” and “key management personnel” as described in this contract have the same meanings as those in the “Accounting Standards for Business Enterprises No. 36 - Disclosure of Related Parties” (Document No. Cai Kai [2006] No. 3) promulgated by the Ministry of Finance.

15.6 In this Contract, the headings of the terms are for reference only and do not constitute any interpretation of this Contract, nor do they constitute any limitation on the content and scope under the headings.

16. Other matters agreed upon by both parties:

16.1 During the validity period of this credit limit, each time Party A withdraws the loan under this contract, it shall be limited to capital operation and turnover. Party A shall provide the corresponding business contract, transfer voucher and other documents as required by Party B. Party B has the right to verify the above documents, decide whether to grant the loan and the specific loan amount and term, and disburse the loan funds directly to the payee account specified in the above contract.

16.2 During the validity period of this credit limit, Party A may withdraw funds in installments. The term of each loan withdrawn by Party A shall not exceed one year and shall not exceed the maturity date of this credit limit.

16.3 Repayment Plan:

16.3.1 For each loan under this contract, Party A shall repay 5% of the loan amount every six months from the date of disbursement (the repaid amount of this part shall not be re-disbursed without the written consent of Party B), and repay the remaining loan principal and interest before the maturity date of the loan.

16.3.2 Party A shall fully repay the remaining loan principal and interest under this contract before the loan maturity date. When Party A repays all the loans under this contract, it shall simultaneously settle all the remaining interest, overdue penalty interest, compound interest and other expenses of this loan. Party B may directly deduct the interest (including overdue penalty interest and compound interest) from Party A’s deposit account.

16.4 During the validity period of the loan amount of 16.4 million yuan, Party A shall ensure that the funds paid by its downstream customers directly enter the account opened by Party A in Party B or its branch. Party B has the right to monitor that the above-mentioned recovered funds shall not be less than 6 million yuan every twelve months. Otherwise, Party B has the right to declare the loan due in advance and take the default handling measures stipulated in Article 11 of this contract.

16.5 During the validity period of this contract, Party A intends to apply for risk compensation for the loans it uses from the Xiamen Small and Medium-sized Micro Enterprise Financing Guarantee Sub- Fund. Before each loan is withdrawn, Party B shall obtain the “Record Confirmation Letter” issued by the guarantee sub-fund management institution and confirm that the loan to be withdrawn by Party A has been reviewed and approved by the management institution and included in the risk compensation scope. Then the loan shall be disbursed; otherwise, Party B has the right to refuse to disburse the loan to Party A. If the loan withdrawn by Party A is overdue or there are other default circumstances as stipulated in this loan contract, Party A confirms and undertakes that whether Party B obtains the risk compensation from the above-mentioned guarantee sub-fund or not will not affect Party B’s right to recover from Party A. Party A shall not claim debt relief on the grounds that Party B has received the risk compensation from the guarantee fund.

16.5 Each party of this contract hereby confirms the following addresses and methods for Party B to notify Party A of loan-related matters and the transfer of creditor’s rights and obligations involved in debt/guarantee obligations, collection, litigation (arbitration), enforcement and non-litigious case files (including but not limited to various notices such as creditor’s rights transfer notices, collection notices, payment notices, notices of undertaking guarantee liabilities, etc. ), as well as litigation documents, notarized documents and arbitration at all stages such as pre-litigation preservation, first instance, second instance, retrial, etc.

The delivery address and method of documents (such as written documents, enforcement documents, non-litigious trial documents, assessment reports, materials, etc.):

Recipient: Xiamen Pupu Culture Co. , Ltd. , Mailing Address: Unit 836, No. 5, Mucuo Road, Huli District, Xiamen City, Fujian Province

Postal Code: 361000, Contact Number: 13599518650

Party A (agree/disagree) accepts the delivery of electronic documents. Email address: -/. Electronic delivery has the same legal effect as written delivery.

After the above legal documents are sent out, except for being signed for by Party A (or the legal representative himself/herself), being signed for by the office, the mailroom, the property security guards, colleagues of the company and other adults living together shall also be regarded as served. Party A agrees that the following dates shall be regarded as the service date: for letters sent by mail or express delivery, three days (calendar days) after the mailing or express delivery; for personal delivery, on the date the recipient signs for it; for electronic file delivery, from the date the email is sent successfully. If Party A refuses to accept it, it shall be regarded as served three days (calendar days) after the document is sent out.

If the above-mentioned delivery address and method change, Party A shall promptly notify Party B, the court, the arbitration committee, the notary office and other relevant departments in writing within three calendar days (calendar days) from the date of the change of the matter, and reconfirm the delivery address and method in writing. Before Party B and the relevant departments receive the valid notice of the address change, the above-mentioned delivery address shall still be regarded as the valid delivery address of Party A. When there are matters that Party B needs to notify Party A, it can also notify by means such as posting announcements on the Party B website, online banking, mobile banking, phone calls, text messages, etc.

17. This contract is made in triplicate. Party A holds one copy and Party B holds two copies. All copies have the same legal effect.

18. Declaration Clauses

All contracting parties have read all the terms of this contract, with particular attention to the terms in bold font of this contract. At the request of the debtor, the creditor has provided corresponding explanations of the terms of this contract. The debtor has fully understood the meaning of the terms of this contract and the corresponding legal consequences and voluntarily signed this contract.

Party A:

Date of Signature: October 8, 2023

Place of Signature: Siming District,

Xiamen CityWitness: Л